EXHIBIT 10.1

FIRST AMENDMENT TO
VECTREN CORPORATION AT-RISK COMPENSATION PLAN
(As Amended and Restated May 24, 2016)
Vectren Corporation, an Indiana corporation (the “Company”), having previously adopted the Vectren Corporation At-Risk Compensation Plan, as amended and restated May 24, 2016 (the “Plan”), and having the right to amend the Plan under Section 12.7 of the Plan, does hereby amend Article X of the Plan to add “Except as set forth in Sections 10.5 and 10.6,” to the beginning of the first sentence of Section 10.1 and to add a new Sections 10.5 and 10.6 to the end thereof, effective as of May 1, 2018:

“10.5
Certain 2018 Awards. Notwithstanding any provision of this Plan to the contrary, if the CNP Transaction occurs, Section 10.1 shall not apply to any Stock Unit Awards granted under this Plan in May of 2018 (the “2018 Stock Unit Awards”).

(a)
Upon the CNP Transaction, the 2018 Stock Unit Awards shall be canceled and converted into a vested right to receive cash in an amount equal to (A) $72.00 multiplied by (B) the target number of Stock Units granted pursuant to such Award that remain unvested as of such date, as adjusted for dividends as provided in the applicable Award Agreement, multiplied by (C) a fraction with a numerator equal to the number of days in the period beginning on the Grant Date of such Award and ending on the date of the CNP Transaction and a denominator equal to 365, but in no event shall such fraction be greater than one; provided, however, that the Participant remains in continuous service from the applicable Grant Date through the date of the CNP Transaction. Any portion of the 2018 Stock Units Awards that does not vest pursuant to this Section 10.5 shall be automatically canceled and forfeited as of the CNP Transaction.

(b)
For purposes of this Section 10.5 and Section 10.6, “CNP Transaction” shall mean the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, CenterPoint Energy, Inc. and Pacer Merger Sub, Inc., dated as of April 21, 2018.

10.6
Certain 2019 Awards. Notwithstanding the foregoing, if the CNP Transaction occurs, Section 10.1 shall not apply to any Stock Unit Awards granted under this Plan during the 2019 calendar year (the “2019 Stock Unit Awards”). Upon the CNP Transaction, the 2019 Stock Unit Awards shall be canceled and converted into a vested right to receive cash in an amount equal to (A) $72.00 multiplied by (B) the target number of Stock Units granted pursuant to such Award that remain unvested as of such date, as adjusted for dividends as provided in the applicable Award Agreement, multiplied by (C) a fraction with a numerator equal to the number of days in the period beginning on the Grant Date of such Award and ending on the date of the CNP Transaction and a denominator equal to 1095; provided, however, in each case, that the Participant remains in continuous service from the applicable Grant Date through the date of the CNP Transaction. Any portion of the 2019 Stock Units Awards that does not vest pursuant to the previous sentence shall be automatically canceled and forfeited as of the CNP Transaction.”

EXHIBIT 10.1

IN WITNESS WHEREOF, the Company has executed this Amendment this 16th day of May, 2018.

VECTREN CORPORATION

By: /s/ R. Daniel Sadlier
By: R. Daniel Sadlier, Chair, Compensation
and Benefits Committee.